EXHIBIT 99.3
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K

(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended November 30, 2004
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
CATERPILLAR INC. EMPLOYEES' INVESTMENT PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

REQUIRED INFORMATION

Item 1.
The audited statement of net assets available for Plan benefits as of the end of the latest two fiscal years of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in net assets available for Plan benefits for each of the latest two fiscal years of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Registered Public Accounting Firm is attached hereto as Exhibit C.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CATERPILLAR INC. EMPLOYEES' INVESTMENT PLAN
CATERPILLAR INC. (Issuer)

May 26, 2005	By:	/s/David B. Burritt

		Name:	David B. Burritt
		Title:	Vice President and Chief Financial Officer

Caterpillar Inc.
Employees' Investment Plan
Financial Statements and Supplemental Schedules
November 30, 2004 and 2003

Report of Independent Registered Public Accounting Firm

To the Participants, Investment Plan Committee
and Benefit Funds Committee of the
Caterpillar Inc. Employees' Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Caterpillar Inc. Employees' Investment Plan (the "Plan") at November 30, 2004 and November 30, 2003, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held at End of Year and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 1, a significant portion of the assets in the Plan were transferred into the Caterpillar 401(k) Plan during 2003 and 2004.  The balance of the assets are expected to be transferred in 2005, following which the Plan will be terminated.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
May 24, 2005

EXHIBIT A
Caterpillar Inc. Employees' Investment Plan Statement of Net Assets Available for Benefits November 30, 2004 and 2003

(in thousands of dollars)	2004	2003

Investments
Interest in the Caterpillar Investment Trust	$13,233	$37,169
Caterpillar Inc. common stock	279	48,721
Participant loans	16	78
Other investments - registered investment companies in participant directed brokerage accounts	145	512

Net assets available for benefits	$13,673	$86,480

The accompanying notes are an integral part of these financial statements.

EXHIBIT B
Caterpillar Inc. Employees' Investment Plan Statement of Changes in Net Assets Available for Benefits Years Ended November 30, 2004 and 2003

(in thousands of dollars)	2004	2003

Contributions
Participant	$473	$12,409
Employer	135	3,953

Total contributions	608	16,362

Investment income
Interest	1	8
Interest on participant loans	1	125
Dividends	15	13,396
Net appreciation in fair value of:
Common stock	4,717	111,348
Collective trust fund	1	75
Registered investment companies in participant directed brokerage accounts	9	728
Plan interest in net investment income (loss) of Master Trust	2,163	(51,013)

Net investment income	6,907	74,667

Deductions
Withdrawals	(3,938)	(127,490)

Transfers
Transfers to other plans, net	(76,384)	(2,188,302)

Decrease in net assets available for benefits	(72,807)	(2,224,763)

Net assets available for benefits
Beginning of year	86,480	2,311,243

End of year	$13,673	$86,480

The accompanying notes are an integral part of these financial statements.

Caterpillar Inc.
Employees' Investment Plan
Notes to Financial Statements
November 30, 2004 and 2003

1. Plan Description
The following description of the Caterpillar Inc. Employees' Investment Plan (the "Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible employees of the Company and its subsidiaries (the "participating employers") which adopt the Plan to accumulate funds. The Plan is subject to the provisions of the Employee Retirement Income Security Act, as amended (“ERISA”).

Participation
Prior to January 1, 2003, employees, other than those employed under collective bargaining agreements, that met certain age, service and citizenship or residency requirements were eligible to participate in the Plan. Participation commenced upon an eligible employee filing an application with the Investment Plan Committee. Participating eligible employees (the "participants") may acquire ownership interests in the Company through purchases of its common stock (Part 1). Additionally, certain employee groups may defer a portion of their compensation until retirement under the Special Investment Supplement of the Plan (Part 2).

Effective January 1, 2003, contributions of certain management, salaried and non-bargaining hourly employees ceased in both Parts 1 and 2 of the Plan, and these employees immediately became eligible to participate in the newly established Caterpillar 401(k) Plan. Caterpillar notified all affected employees of the change in Plan participation. The Part 1 balances of these employees, totaling $930,203,994, transferred to the Caterpillar 401(k) Plan as of August 4, 2003. The Part 2 balances of a majority of these employees, totaling $1,263,021,924, transferred to the Caterpillar 401(k) Plan as of January 1, 2003. In the year-ended November 30, 2004, an additional $25,637,740 of the account balances for these employees were transferred from Part 2 of the Plan into the Caterpillar 401(k) Plan. The remaining account balances will be transferred from Part 2 of the Plan into the Caterpillar 401(k) Plan in the year-ending November 30, 2005, following which the Plan will be terminated.

Effective January 14, 2004, employees of the Caterpillar Paving Products Inc. and Caterpillar Work Tools, Inc. subsidiaries ceased to contribute to Part 1 of the Plan, and these employees immediately became eligible to participate in the Caterpillar 401(k) Plan. Effective January 14, 2004, Solar Turbines Incorporated Union employees also ceased to contribute to Part 1 of the Plan, and these employees immediately became eligible to make after-tax contributions and receive matching employer contributions in the existing Solar Turbines Incorporated Savings and Investment Plan. The plan balances of Caterpillar Paving Products Inc., Caterpillar Work Tools, Inc. and Solar Turbines Incorporated employees transferred out of Part 1 of the Plan as of January 14, 2004, were $50,745,754.

Caterpillar notified all affected employees of the change in Plan participation. Guards at Peoria and Joliet are the only remaining eligible participants of this Plan as of January 14, 2004.

Participant Accounts
Accounts are separately maintained for Part 1 and Part 2 for each participant. The participant's account under Part 1 is credited with the participant contributions, employer contributions and an allocation of Plan earnings. The participant accounts under Part 2 of the Plan are credited with participant contributions as defined below and an allocation of Plan earnings. Allocations of earnings are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested accounts.

Participant Loans
The Plan provides for participant loans against eligible participants' Part 2 account balances. Eligible participants obtain participant loans by filing a loan application with the Plan’s recordkeeper and receiving approval thereof. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain regulatory restrictions. Each loan shall specify a repayment period that shall not extend beyond five years. However, the five-year limit shall not apply to any loan used to acquire any dwelling unit that within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the participant. Loans bear interest at the prime interest rate plus 1 percent rounded to the nearest whole percent, as determined at the time of loan origination. Repayments, including interest, are made through after-tax payroll deductions and are credited to the individual participant's account balance. Participant loans have various maturity dates through October 27, 2006, with varying interest rates ranging from 5 to 9 percent.

Contributions
Part 1
Participant contributions are made through after-tax payroll deductions based on a percentage (2 to 6 percent) of total earnings as elected by the employee. Participants with 25 or more years of service with the employers may contribute an additional 1 to 4 percent of earnings.

Employer matching contributions are 50 percent, 66-2/3 percent or 80 percent of participant contributions (up to 6 percent of earnings), based on the participant's years of service.

Part 2
Participant contributions are made through a pretax compensation deferral as elected by the participants and are contributed to the Plan by the participating employers. Participants who are at least 50 years old by the end of the calendar year are allowed by the Plan to make a catch-up contribution for that year. The maximum amount of catch-up contributions a participant could make in 2004 and 2003 was limited to $3,000 and $2,000, respectively. The compensation deferral (including catch-up contributions) was limited by the Internal Revenue Code to $13,000 ($16,000 for age 50 or older) in 2004 and $12,000 ($14,000 for age 50 or older) in 2003.

Investment Programs
Part 1
Contributions to Part 1 are held in a separate trust (“the Part 1 Trust”).

Effective June 30, 2001, ongoing employer and participant contributions are invested entirely in Caterpillar Inc. common stock. Prior to June 30, 2001, participants could elect to have their contributions invested as follows: (1) 100 percent in Caterpillar Inc. common stock or (2) 50 percent in Caterpillar Inc. common stock and 50 percent in a short-term investment vehicle. The short-term investment vehicle utilized for Part 1 is the Collective Government Short-Term Investment Fund, managed by The Northern Trust Company.

Part 2
The majority of the Plan’s assets are invested in the Caterpillar Investment Trust as discussed in Note 3.

Prior to October 1, 2003, participants elected to have their contributions invested in any combination of the following thirteen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Asset Allocation Fund
*	Preferred Stable Principal Fund	*	Preferred Fixed Income Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Small Cap Growth Fund
*	Preferred Money Market Fund	*	US Equity Broad Index Fund
*	Preferred Value Fund	*	Preferred Mid Cap Growth Fund
*	Preferred International Value Fund	*	Preferred International Growth Fund
*	Preferred Large Cap Growth Fund

Subsequent to October 1, 2003, participants can elect to have their contributions invested in any combination of the following seventeen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Small Cap Growth Fund
*	Preferred Stable Principal Fund	*	US Equity Broad Index Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Mid Cap Growth Fund
*	Preferred Money Market Fund	*	Preferred International Growth Fund
*	Preferred Value Fund	*	Model Portfolio - Income
*	Preferred International Value Fund	*	Model Portfolio - Conservative Growth
*	Preferred Large Cap Growth Fund	*	Model Portfolio - Moderate Growth
*	Preferred Asset Allocation Fund	*	Model Portfolio - Growth
*	Preferred Fixed Income Fund

The Model Portfolios were added as investment options in October 2003. Each portfolio contains a specific mix of the Plan’s core 401(k) investments. Each portfolio’s mix of stocks and bonds is automatically rebalanced on the last business day of each calendar quarter. The targeted percentage of stocks and bonds in each of the Model Portfolios is as follows:

*	Income	20% stocks and 80% bonds
*	Conservative Growth	40% stocks and 60% bonds
*	Moderate Growth	60% stocks and 40% bonds
*	Growth	80% stocks and 20% bonds

The Caterpillar Stock Fund consists of Caterpillar Inc. common stock and a small amount of cash equivalents.

In addition, a self-directed fund option allows participants to invest in various other mutual funds outside of the standard Plan options. Harris Direct began serving as custodian for funds invested through this self-directed fund option effective February 1, 2003.

Vesting and Distribution Provisions
Part 1
Participants are immediately fully vested at all times in participant contributions and earnings thereon.

Prior to January 1, 2003, participants began vesting in employer contributions generally after the end of the second year of Plan participation. Participants generally vested at the rate of 33 percent per year, resulting in full vesting by participants in employer contributions after five years of service with the Company. Any amounts not vested at withdrawal were forfeited and applied to reduce the amount of future employer contributions to the Plan. Participant shares became fully vested upon retirement, permanent disability or death.

The Plan was amended effective January 1, 2003, to provide for full and immediate vesting in Company contributions made to the Plan for participants who had at least one hour of service on or after that date. Participants who did not have an hour of service on or after January 1, 2003, but who had at least one hour of service on or after December 1, 2002, became fully vested in the Company contributions credited to their accounts if they had completed three or more years of service.

While an employee, a participant may elect to withdraw all participant contributions and related earnings as provided by the Plan. Employer contributions may also be withdrawn based on vested status as provided by the Plan. Upon termination of employment, participants may elect (with spousal consent, if applicable) to receive their account balances by immediate distribution or a deferred distribution. If termination is due to retirement or disability, participants may elect (with spousal consent, if applicable) various annuity payments.

Part 2
Participants are immediately fully vested at all times in their participant contributions and earnings thereon. Upon termination of employment for any reason, including death, retirement or total and permanent disability, or upon Plan termination, the vested balances in participant accounts are distributable. Participants vest immediately in the Company's matching contributions and the earnings thereon.

Transfers from Part 1 to Part 2
On a monthly basis, participants over the age of 40 are allowed to transfer some or all of their vested balances in Part 1 accounts of the Plan to Part 2. Transfers keep after-tax status upon the transfer into Part 2. Participants are allowed only one such transfer per month. Effective January 1, 2003, for certain management, salaried and non-bargaining hourly employees, these transfers from Part 1 were automatically transferred in the Caterpillar 401(k) Plan in lieu of Part 2 of the Plan.

Administration
The Plan is administered by the Investment Plan Committee of Caterpillar Inc., which is responsible for non-financial matters, and the Benefit Funds Committee of Caterpillar Inc., which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into trust agreements with The Northern Trust Company to receive contributions, administer the assets of the Plan and distribute withdrawals pursuant to the Plan.

Plan Termination
The Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. The Company intends to terminate the Plan during the year-ending November 30, 2005, after all remaining assets have been transferred from the Plan.  In the event of Plan termination, each participant in Part 1 shall have a fully vested interest in the assets attributable to employer contributions and earnings thereon. For Part 2, Plan assets will be distributed in accordance with the provisions of the Plan.

Plan Qualification
The Plan obtained its latest determination letter on May 15, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter; however, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

2. Summary of Significant Accounting Policies

Basis of Accounting
The Plan's accounts are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investments
The Plan's investments are stated at fair value. Caterpillar Inc. common stock is valued at quoted market prices. The fair value of the Plan's investment in the Collective Government Short-Term Investment Fund is valued at the fair value of the underlying investments. The Plan’s interest in the Caterpillar Investment Trust is valued as described in Note 4. Shares of registered investment companies included in the self-directed fund option are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Loans are valued at estimated fair value consisting of principal and any accrued interest. Interest on investments is recorded as earned. Dividends are recorded on the ex-dividend date. Purchases and sales of securities are recorded on a trade-date basis.

Contributions
Contributions to the Caterpillar Common Stock Fund under Part 1 of the Plan are made directly to the Part 1 Trust, and shares are immediately purchased by the trust on the open market.

Administrative Expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Transfers
As detailed in Note 1, on a monthly basis, participants over the age of 40 are allowed to transfer vested balances in the Part 1 accounts to Part 2 of the Plan. These transfers have no impact on net assets of the Plan.

Transfers to/from other plans generally represent account balance transfers for participants who transfer from one plan to another plan primarily due to employment status changes.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

Reclassification
Certain amounts from prior years have been reclassified to conform to the current-year financial statement presentation.

Risks and Uncertainties
The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities, including a significant amount of common stock of the Company. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits. Approximately 66 percent of the Plan’s investments are invested in the Caterpillar Stock Fund of the Caterpillar Investment Trust.

3. Investments
All employer-matching contributions under Part 1 of the Plan are directed by the Company into a Caterpillar Stock Fund. By definition, this fund is nonparticipant directed. Details of the net assets of Part 1 - Caterpillar Stock Fund, and significant components of the changes in net assets relating to this fund, are as follows:

(in thousands of dollars)	2004	2003

Net assets - Part 1 Caterpillar Stock Fund
Caterpillar Inc. common stock	$279	$48,721
Common and collective trust	-	8
Cash and cash equivalents	4	-
Transfers payable to Part 2	-	(68)

Net assets - Part 1 Caterpillar Stock Fund: end of year	$283	$48,661

Net assets - Part 1 Caterpillar Stock Fund: beginning of year	48,661	959,987

Net decrease	$(48,378)	$(911,326)

(in thousands of dollars)	2004	2003

Changes in net assets - Part 1 Caterpillar Stock Fund
Employer contributions	$122	$3,953
Participant contributions	430	7,369
Interest and dividends	15	13,404
Net appreciation	4,717	111,348
Withdrawals	(1,185)	(117,205)
Transfers	(52,477)	(930,195)

Net decrease	$(48,378)	$(911,326)

4. Master Trust
Under a Master Trust agreement with The Northern Trust Company (the "Trustee"), Part 2 of the Caterpillar Inc. Employees' Investment Plan (EIP), the Caterpillar 401(k) Plan, the Solar Turbines Incorporated Savings and Investment Plan and the Caterpillar Inc. Tax Deferred Savings Plan pool their investments in the Caterpillar Investment Trust (the "Master Trust") in exchange for a percentage of participation in the Trust.

The percentage of the Plan's participation in the Master Trust was determined based on the November 30, 2004 and 2003 fair values of net assets, as accumulated by the Trustee for the investment fund options chosen by the participants of each plan. At November 30, 2004 and 2003, the Plan's pro rata interest in the quoted fair values of net assets of the Master Trust was 0.36 percent and 1.19 percent, respectively.

The Master Trust's investments are stated at fair value. Common stock and cash and cash equivalents are valued at quoted market prices. Shares of registered investment companies are valued at quoted market prices that represent the net asset value of shares held by the Master Trust at year-end. Common and collective trust investments are valued at the fair value of the underlying investments.

The net investment income or loss of the Master Trust is reflected in the financial statements of the Plan based on the actual earnings of each investment fund as allocated to the Plan based on average investment balances throughout the year.

The following investments represent 5 percent or more of the Master Trust net assets as of November 30, 2004 and 2003:

(in thousands of dollars)	2004	2003

Caterpillar Inc. common stock	$1,852,506	$1,593,800
Preferred Large Cap Growth Fund	313,718	282,731
Preferred Stable Principal Fund	292,943	258,291
Preferred Value Fund	258,253	217,284
Preferred Money Market Fund	187,894	185,340

Details of the Master Trust net assets and significant components of the net investment income of the Master Trust are as follows:

(in thousands of dollars)	2004	2003

Investments, at fair value
Cash and cash equivalents	$22,493	$18,645
Caterpillar Inc. common stock, 20,234,907 and 20,957,259 shares, respectively	1,852,506	1,593,800
Registered investment companies	1,443,992	1,189,579
Common and collective trusts	365,905	299,284

Total investments	3,684,896	3,101,308
Dividend and interest receivable	22	378
Other, net	(81)	11,634

Net assets of the Master Trust	$3,684,837	$3,113,320

Plan’s interest in the Master Trust	$13,233	$37,169

(in thousands of dollars)	2004	2003

Investment income
Dividends	$32,832	$21,925
Net appreciation in fair value of:
Common stock	324,063	515,253
Registered investment companies	107,873	124,290
Common and collective trusts	15,020	14,748

Net Master Trust investment income	$479,788	$676,216

Plan’s interest in net Master Trust investment income	$2,163	$(51,013)

The Plan’s interest in net Master Trust investment income was impacted by the timing of transfers and withdrawals and the investment options chosen by participants.

5.   Related Parties
The Trustee is authorized, under contract provisions and by exemption under 29 CFR 408(b) of ERISA regulations, to invest in securities under its control and securities of the Company.

The Employees’ Investment Plan invests in the Northern Trust Collective Government Short-Term Investment Fund that is sponsored and managed by The Northern Trust Company, the Trustee for the Plan.

The Master Trust invests mainly in the Preferred Group of Mutual Funds, registered investment companies that are sponsored by Caterpillar Investment Management Ltd. (CIML), a wholly-owned subsidiary of Caterpillar Inc. The investment options available to the participants are summarized in Note 1 and include the Caterpillar Stock Fund. The Master Trust also invests in the US Equity Broad Index Fund, which is sponsored and managed by The Northern Trust Company, the Trustee for the Master Trust.

CIML manages the Preferred Short-Term Government Securities Fund while all other funds are managed by unrelated investment managers. Caterpillar Securities, Inc., a wholly-owned subsidiary of CIML, distributes the shares of the mutual funds to the Master Trust.

Supplemental Schedules

SCHEDULE I
Caterpillar Inc. Employees' Investment Plan EIN 36-3214040 EIN 36-6019621 Schedule H, Line 4i - Schedule of Assets Held at End of Year November 30, 2004

(a)	(b)	(c)	(d)	(e)
	Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Cost	Current value

*	Caterpillar Inc.	Common stock; 3,044 shares	$136,980	$278,678

*	Northern Trust	Collective Short-Term Investment Fund; 3,954 units	$3,954	3,954

*	Northern Trust	Collective Government Short-Term Investment Fund; 1,375 units	**	1,375

*	Northern Trust	Cash	**	1,322

*	Caterpillar Inc.	Caterpillar Investment Trust	**	13,233,177

	Harris Direct	Participant-directed brokerage accounts invested in registered investment companies	**	139,026

*	Participant loans receivable	Participant loans, various maturity dates through October 27, 2006, various interest rates ranging from 5% to 9%	-	15,753

		Total Investments		$13,673,285

* Denotes party in interest.
** Cost information is not applicable for participant directed investments.

SCHEDULE II
Caterpillar Inc. Employees' Investment Plan EIN 36-6019621 Schedule H, Line 4i - Schedule of Reportable Transactions Year Ended November 30, 2004

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Identity of party involved	Description of assets	Purchase price	Selling price	Lease rental	Expense incurred with transaction	Cost of asset	Current value of asset on transaction date	Net gain or (loss)

Northern Trust	Collective Short-Term Investment Fund:
	Series of 27 purchases	$216,772,807	$-	$-	$-	$216,772,807	$216,772,807	$-
	Series of 21 sales	$-	$216,650,321	$-	$-	$216,650,321	$216,650,321	$-

EXHIBIT C

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-3718, as amended, and No. 33-39280) of Caterpillar Inc. of our report dated May 24, 2005, relating to the financial statements of the Caterpillar Inc. Employees' Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
May 24, 2005